EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to Offering Statement on Form 1-A (“Amendment No.1”) of our report dated December 15, 2020, relating to the consolidated financial statements of Allied Corp. appearing in the Annual Report on Form 10-K of Allied Corp. for the year ended August 31, 2020, and incorporated by reference to this Amendment No.1 and to the reference to us under the heading “Experts” in the Amendment No.1, which is a part of this Amendment No.1.

/s/ “Manning Elliott LLP”

Manning Elliott LLP

Vancouver, Canada

August 20, 2021